Exhibit 99.1


HOVNANIAN ENTERPRISES, INC.                                   News Release

==============================================================================

Contact:  At the Company                              At FRB|Weber Shandwick
          --------------                              ----------------------
          Kevin C. Hake                               Amy F. Glynn, CFA
          Vice President and Treasurer                640 Fifth Avenue
          732-747-7800                                212-445-8470

------------------------------------------------------------------------------


                  HOVNANIAN ENTERPRISES COMPLETES ACQUISITION
                              OF FORECAST HOMES

RED BANK, N.J., Jan. 11 /PRNewswire/ -- Hovnanian Enterprises, Inc. (NYSE-
HOV), a leading national homebuilder, announced that it closed yesterday the acquisition of the California homebuilding operations of The Forecast Group, L.P., a privately held, single family homebuilder headquartered in Rancho Cucamonga, California. The combination, which was announced in December, is expected to rank Hovnanian Enterprises as the eighth largest homebuilder in the United States, with fiscal 2002 revenue expected to climb more than 20% to approximately $2.1 billion and deliveries anticipated to exceed 8,500 homes. "The price of the transaction represents only 3.1 times our expected EBITDA for Forecast Homes over the next 12 months," said Ara K. Hovnanian, President and Chief Executive Officer. "After taking into account the estimated effects of purchase accounting adjustments, the acquisition is expected to be approximately $0.50 accretive to earnings per share in fiscal 2002. As long as market conditions remain similar to what we have been experiencing, we expect our earnings per share in fiscal 2002 to increase to $3.00 per share, up more than 30% from the record $2.29 per share reported in fiscal year 2001," he added. "We expect our fiscal 2002 ending equity to exceed $500 million, or approximately $16.35 per share, with total assets approaching $1.4 billion," he concluded.

The acquisition of Forecast further enhances Hovnanian's geographic diversification, and it also advances the Company's strategy of becoming a dominant builder in each of its markets. With the addition of Forecast's operations, Hovnanian will become the second largest homebuilder in the Inland Empire region in Southern California, as well as the second largest in the combined market of Sacramento and the Central Valley in Northern California. Hovnanian is already the largest homebuilder in New Jersey and

North Carolina and the second largest homebuilder in Washington, DC. The Company also built more than 1,000 homes in Dallas/Fort Worth, Texas in fiscal 2001 and is among the top homebuilders in Nashville, Tennessee, Biloxi, Mississippi, and Huntsville, Alabama.

The equity value of the consideration paid for Forecast was $176.5 million, which was funded by the issuance of $45.5 million of Hovnanian's Class A common shares, along with approximately $131.0 million in cash, in accordance with the terms of the agreement. Based on Hovnanian's average closing stock price of $20.60 during the five days prior to the closing date, 2.21 million Hovnanian shares were issued, boosting shareholders' equity above $420 million. In accordance with the terms of the agreement, certain land parcels were retained by the principal owner of Forecast Homes, subject to option contracts held by Hovnanian, with optional lot purchases under these contracts totaling $49 million over the next three years. The amount paid is subject to certain further adjustments, based on Forecast's actual balance sheet at closing and financial results for the month of January.

As anticipated, Hovnanian also refinanced the outstanding debt of Forecast Homes, net of Forecast's cash balance at closing, under the Company's $440 million unsecured revolving credit agreement. To fund the acquisition and refinance Forecast's debt on a long-term basis, Hovnanian obtained a five-year, $150 million term loan arranged by Bank of America and Fleet National Bank. The term loan has been fully committed by a group of ten financial institutions and is expected to close on January 17th. This will allow Hovnanian to maintain ample liquidity under its $440 million unsecured credit line to fund ongoing operations and continued growth objectives.

"Forecast had a very strong month of sales in December, an indication of continued strong demand for entry-level homes in the Sacramento and Inland Empire markets where they are most active," stated Geaton A. DeCesaris, Jr., President of Homebuilding and Chief Operating Officer for Hovnanian. "In many parts of California, demand for housing continues to outpace supply due to tight government regulation, which limits the supply of available lots," he added. "With the addition of Forecast Homes, Hovnanian now controls more than 45,000 lots in attractive locations. Over 70% of these lots are controlled under option contracts, which reduces our risk and allows us to maintain balance sheet flexibility and liquidity," he said.

"We plan to maintain two separate operations in California to better cover the wide range of geographies and product types within the State and to leverage both the Forecast name and the Hovnanian brand we have developed in California," stated Mr. Hovnanian. "This will simplify and expedite the integration of Forecast Homes, and Hovnanian already has a successful track record of integrating acquisitions over the past few years. The growth prospects and increased market presence for the Company have improved the opportunities for both our current and our new associates in California," he added.

On a pro forma basis as of October 31, 2001, the Company had a combined sales backlog of 3,445 homes with a value approaching $900 million. "Year to date, we have already delivered or sold more than half of the Company's projected fiscal 2002 deliveries," Mr. Hovnanian said. "Thus we are confident that we will earn $3.00 per share for fiscal 2002, representing a 31% increase from our record performance in fiscal 2001," he concluded.

Hovnanian Enterprises, Inc. founded in 1959, is headquartered in Red Bank, New Jersey. The Company is one of the nation's largest homebuilders with operations in Alabama, California, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, Tennessee, Texas, and Virginia. The Company's homes are marketed and sold under the trade names K. Hovnanian, Washington Homes, Goodman Homes, Matzel & Mumford, Diamond Homes, Westminster Homes, Fortis Homes, and Forecast Homes. The Company is also one of the nation's largest sellers of homes to Active Adults, under the name of
K. Hovnanian's Four Seasons communities.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in detail in the Company's Form 10-K for the year ended October 31, 2000.